Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form F-3 of our report dated March 28, 2024 relating to the consolidated financial statements as of December 31, 2023 and for each of the two years in the period ended December 31, 2023 appearing in the Annual Report on Form 20-F of Token Cat Limited (Formerly known as TuanChe Limited) for the year ended December 31, 2024. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Marcum Asia CPAs LLP

Marcum Asia CPAs LLP

Beijing, China

December 17, 2025

BEIJING OFFICE • Units 06-09 • 46th Floor • China World Tower B • No. 1 Jian Guo Men Wai Avenue • Chaoyang District • Beijing • 100004

Phone 8610.8518.7992 • Fax 8610.8518.7993 • www.marcumasia.com